United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: June 27, 2007

Commission File Number: 001-07894

Matrixx Resource Holdings, Inc.
Delaware                     95-2312900
(Jurisdiction of Incorporation)        (I.R.S. Employer Identification No.)

11601 Wilshire Blvd. Ste. 500, Los Angeles, CA 90025
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(310) 235-1479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

  A.              Manvel Agreement

On August 28, 2006, the Registrant, a Delaware corporation  (“Matrixx” or the “Company”), reached an agreement with Texhoma Energy, Inc. (“Texhoma”) for the acquisition of a majority working interest in two wells located in Brazoria County, Texas (the “Manvel Agreement”).  Pursuant to the terms of the Manvel Agreement, the Company was to receive a 55% working interest in the Manvel 2,000 ft. Miocene Exploration prospect for $20,000 and a 55% working interest in the Manvel 4,500 ft. Oakville Development well for $40,000.

Payment was made and closing of the Manvel transaction occurred November 2006.  Subsequently, the Company conveyed a 10% working interest in the Manvel wells back to Texhoma as partial payment for  a 10% participation in the Sandy Point Prospect.  Currently, the Company has yet to receive the operating agreement, assignment, or any additional documentation pertaining to such agreement.  Matrixx has been seeking remedy to this transaction.

B.	Clovelly Agreement

On May 21, 2007, the Registrant reached an agreement in principal with Texhoma for the acquisition of an eleven percent interest in the Clovelly Prospect.  At the request of Texhoma the terms and conditions of the “Agreement” were to be treated as confidential, and were to be released subsequent to prior written approval, except as may be required by law.  Payment by Matrixx to Texhoma on this transaction has yet to occur.

C.	Manvel and Clovelly Agreements

Currently, both parties are working diligently to address the aforementioned transactions.  The Company’s position is to concurrently resolve both the Manvel and Clovelly agreements with Texhoma on a mutual basis.

 Item 9.01 Exhibits.

10.4 Acquisition and Participation Agreement between Company and Texhoma Energy, Inc., dated August 28, 2006.

10.5 Letter Agreement between Company and Texhoma Energy, Inc. dated May 15, 2007

Signatures

Pursuant to the requirement of Section 13 and 15(d) of the SecuritiesAct of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrixx Resource Holdings, Inc.
A Delaware Corporation
Date: June 27, 2007	By:	/s/ Catherine Thompson
Catherine Thompson
Chief Financial Officer, Secretary